Exhibit 10.2
April 6, 2006
Mr. Juan Garza, Jr.
Chairman
H C 1, Box 9700
Eagle Pass, Texas 78852
Re: KTTT Outstanding Invoices
Dear Chairman Garza:
As you know, the Kickapoo Traditional Tribe of Texas and Lakes Entertainment, Inc. (“Parties”) have executed a Letter of Settlement (“Letter”) whereby effective April 3, 2006 the parties settled all outstanding issues related to the outstanding monies owed by the Tribe to Lakes. I would also like to confirm that the following agreements were also terminated effective on April 3, 2006 (collectively, “Agreement”):
•	Gaming Operations Consulting Agreement by and between KTTT Enterprises, a wholly-owned subsidiary of and a governmental instrument of the Kickapoo Traditional Tribe of Texas, a federally-recognized Indian Tribe, and Lakes Kickapoo Consulting, LLC, a Minnesota limited liability company, dated January 19, 2005.

•	Tribal Agreement by and between Kickapoo Traditional Tribe of Texas, a federally-recognized Indian Tribe, and Lakes Kickapoo Consulting, LLC, a Minnesota limited liability company, dated January 19, 2005.

•	KTTT Note by KTTT Enterprises, a wholly-owned subsidiary of and a governmental instrument of the Kickapoo Traditional Tribe of Texas, a federally recognized Indian Tribe, in favor of Lakes Kickapoo Consulting, LLC, a Minnesota limited liability company, dated January 19, 2005.

•	Security Agreement by and between KTTT Enterprises, a wholly-owned subsidiary of and a governmental instrument of the Kickapoo Traditional Tribe of Texas, a federally-recognized Indian Tribe, and Lakes Kickapoo Consulting, LLC, a Minnesota limited liability company, dated January 19, 2005.

•	Tribal Agreement by and between Kickapoo Traditional Tribe of Texas, a federally-recognized Indian Tribe, and Lakes Kickapoo Management, LLC, a Minnesota limited liability company, dated January 19, 2005.

•	Management Agreement for a Gaming Facility and Related Ancillary Facilities by and between KTTT Enterprises, a wholly-owned subsidiary of and a governmental instrument of the Kickapoo Traditional Tribe of Texas, a federally-recognized Tribe, in favor of Lakes Kickapoo Management, LLC, a Minnesota limited liability company, dated January 19, 2005.

•	Operating Note by KTTT Enterprises, a wholly-owned subsidiary of and a governmental instrument of the Kickapoo Traditional Tribe of Texas, a federally-recognized Indian Tribe, in favor of Lakes Kickapoo Management, LLC, a Minnesota limited liability company, dated January 19, 2005.

•	Security Agreement by and between KTTT Enterprises, a wholly-owned subsidiary of and a governmental instrument of the Kickapoo Traditional Tribe of Texas, a federally-recognized Indian Tribe, and Lakes Kickapoo Management, LLC, a Minnesota limited liability company, dated January 19, 2005.
Finally, I would like to confirm that except for the provisions relating to sovereign immunity and the Letter of Settlement previously executed by the Parties, the Parties (1) are released from further obligations and responsibilities under the Agreements and (2) absolutely and unconditionally release, acquit and forever discharge each other from any and all claims, demands, actions, suits, and damages (including attorneys’ fees), whether direct or indirect, fixed or contingent, known or unknown, which the Parties may have or had arising out of the Agreements. If you have any questions, please feel free to contact me.
Very truly yours,

/s/ Timothy J. Cope

Timothy J. Cope
President and CFO
c:           Gloria Hernandez, Esq.